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                                                                   EXHIBIT 23(e)


                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Dime Bancorp, Inc.:


We consent to the use of our report dated January 21, 1999, incorporated by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (Registration Number 333-84893) of Hudson United Bancorp, relating to our audit of the consolidated statements of financial condition of Dime Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1998 which report appears in the 8-K of Hudson United Bancorp dated October 5, 1999, and to the reference to our Firm under the heading "Experts" in the Registration Statement


KPMG LLP

New York, New York
October 4, 1999